July 23, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667
Lee McEntire, Bank of America, 1.704.388.6780
Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com

Bank of America Board Declares Dividends, Authorizes Buyback

CHARLOTTE - The Bank of America Corporation Board of Directors today declared a regular quarterly dividend on common stock of $0.64 per share, payable on September 26, 2008 to shareholders of record on September 5, 2008.

Separately, the board declared a regular quarterly cash dividend of $1.75 on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable October 24, 2008 to shareholders of record on October 8, 2008.

The board also approved the repurchase of up to 75 million shares of common stock, authorizing management to spend up to $3.75 billion during the next 12 to 18 months. The program replaces the expiring January 2007 repurchase authorization of 200 million shares.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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